Exhibit 10.2

INTERNATIONAL PAPER COMPANY

MANAGEMENT INCENTIVE PLAN (MIP)

Amended and Restated as of January 1, 2009

I.	Purposes of the Plan and Plan Description

The purposes of this Plan are to: (a) provide an incentive to reward Participants for results in improving the financial performance of the Company; (b) attract and retain the best talent available; and (c) further align the interests of the Participants and the Company’s shareowners.

The Plan is an annual cash incentive plan developed around the achievement of pre-established Performance Objectives and funded based on the Company’s achievement level against those Performance Objectives.

II.	Definitions

•	Award Scale

“Award Scale” means the conversion of the Performance Objective Rating to a percent of Target Award earned.

•	Cash Flow

“Cash Flow” means Cash Flow before Dividends (but including special items and discontinued operations) as shown in the Company’s Statement of Cash Flow as “Cash provided by operations” less “Invested in capital projects.” Income received due to Alternative Fuel Mixture Tax Credits or other unanticipated, extraordinary items may, at the Committee’s discretion, be excluded in the calculation of Cash Flow for purposes of determining achievement of the Cash Flow metric.

•	Cause

“Cause” includes but is not limited to misconduct or other activity detrimental to the business interest or reputation of the Company or continued unsatisfactory job performance without making reasonable efforts to improve. Examples include insubordination, protracted or repeated absence from work without permission, illegal activity, disorderly conduct, etc.

•	CEO Special Award Pool

“CEO Special Award Pool” means the amount payable for CEO Special Awards as determined in Section III.

•	Committee

“Committee” means the Management Development and Compensation Committee of the Company’s Board of Directors.

•	Company

“Company” means International Paper Company, a New York corporation, together with its Subsidiaries.

•	Cost of Capital Goal

“Cost of Capital Goal” for incentive plan purposes is the absolute ROI goal specified annually that is meant to serve as a proxy for the Company’s long-term weighted average of the cost of equity and the cost of debt. Income received due to Alternative Fuel Mixture Tax Credits may, at the Committee’s discretion, be included in the calculation of ROI achievement for purposes of determining achievement of the Cost of Capital Goal.

•	Employee

“Employee” means a regular, active full-time salaried employee employed on a nontemporary basis.

•	Misconduct

“Misconduct” includes but is not limited to, an act detrimental to the business interest or reputation of the Company or any act determined to be a deliberate disregard of the Company’s rules, or violation of the Employee’s Non-Competition or Non-Solicitation Agreement.

•	Participant

“Participant” means a person who has been designated as a participant in the Plan, according to Section V.

•	Performance Objective Rating

“Performance Objective Rating” means the percentage amount assigned to a Performance Objective for a level of performance achievement.

•	Performance Objectives

“Performance Objectives” mean the measures identified by the Company and approved by the Committee identified in Section VI.

•	Plan or MIP

“Plan” or “MIP” means this Management Incentive Plan, amended and restated as of January 1, 2009.

•	Plan Year

“Plan Year” means the twelve month period corresponding to the Company’s fiscal year (January 1 through December 31).

•	Return on Investment or ROI

“Return on Investment” or “ROI” means after-tax operating earnings, including both earnings from continuing and discontinued operations (up through the date of sale), and before the impact of special items divided by average capital employed. Capital employed is total assets, less short-term, non-interest-bearing liabilities. The Company’s ROI metric excludes the impact of special items, such as gains or losses associated with asset sales, restructuring costs, changes in pension funding, significant out-of-period or “one-off” items. Income received due to Alternative Fuel Mixture Tax Credits may, at the Committee’s discretion, be included in the calculation of ROI for purposes of determining achievement of the ROI metric.

•	ROI Peer Group

“ROI Peer Group” means those companies in comparable industry or business segments, as determined from time to time by the Company and approved by the Committee. The ROI Peer Group will be recorded in Appendix A to the Plan, as amended from time to time as appropriate.

•	Subsidiary

“Subsidiary” means any company that is owned (50% or more) or controlled by the Company, directly or indirectly.

•	Target Award

“Target Award” means an amount equal to the percentage of salary range midpoint applicable to the actual position level of each Participant, shown in Appendix B.

•	Total MIP Award Pool

“Total MIP Award Pool” means an amount generated by the sum of eligible Participants’ Target Awards multiplied by the Company’s percentage achievement of its Performance Objectives.

III.	CEO Special Award Pool

The CEO may designate a portion of the Total MIP Award Pool to fund CEO Special Awards for extraordinary individual performance to award to Employees, regardless of whether such Employees are otherwise eligible to participate in the Plan. The CEO Special Award Pool, if any, has historically been in the range of 1.5% to 3.0% of the Total MIP Award Pool.

IV.	Administration of the Plan

The Plan operates at the discretion of the Committee. The Committee may exercise considerable discretion and judgment in interpreting the Plan, and adopting, from time to time, rules and regulations that govern the administration of the Plan.

The Committee has delegated authority to the Chairman and CEO or his designee for the day-to-day administration of the Plan, except with respect to a Participant designated as senior vice president of the Company or higher.

Decisions of the Committee are final, conclusive and binding on all parties, including the Company, its shareowners, and employees.

V.	Participation in the Plan

Participation in the Plan is generally limited to individuals who meet the definition of Employee set forth in Section II whose position level is 14 or higher. Except as set forth in Section VII, a Participant must be an Employee as of September 30 of the Plan Year and on the date of the award payout in order to receive a payout.

Employees who are eligible for participation in any other short-term, cash-based incentive compensation plan of the Company are not eligible for participation in this Plan.

An Employee who becomes eligible to participate in the Plan during the Plan Year or who moves from one eligible position level to another will be eligible for a prorated award.

Participation in this Plan, or receipt of an award under this Plan, does not give a Participant or Employee any right to a subsequent award, nor any right to continued employment by the Company for any period.

VI.	Award Pool and Award Scale

A.	Performance Objectives – Funding the Total MIP Award Pool

The Company must achieve at least a minimum level of performance in order to fund the Total MIP Award Pool.

The Total MIP Award Pool will be determined based on achievement of the following Performance Objectives during the Plan Year.

•	50% Weight: Achieve Cash Flow Objectives

2009 Cash Flow

Performance Achievement	Performance to Target	Example Calculation
	+ 0.142% for each	Cash Flow = $1,300MM
$1,101MM -	$1MM improvement	$1,300MM -$1,100MM = $200MM
$1,700MM	from $1,101MM to	$200MM x 0.00142 = .284 (28.4%)
	$1,700MM	100% + 28.4% = 128.4%

$1,100MM	100%	Cash Flow = $1,100MM

	-0.111% for each	Cash Flow = $800MM
$650MM -	$1MM	$1,100MM -$800MM = $300MM
$1,099MM	decrease from	$300MM x 0.00111 = .333 (33.3%)
	$1,099MM to $650MM	100% - 33.3% = 66.7%

•	50% Weight: Return on Investment as compared to ROI Peer Group

Rank	% of Target Award
1	185%
2	150%
3	130%
4	115%
5	100%
6	50%
7 – 11	0%

•

Cost of Capital Goal (i.e., “Kicker”): An additional 30 percentage points will be added to the Company’s actual performance achievement if the Company achieves its Cost of Capital Goal for the 2009 Plan Year of 8.0% ROI.

•	Maximum Award Pool: The maximum Total MIP Award Pool is 185% if the Cost of Capital Goal is not achieved and 215% if the Cost of Capital Goal is achieved.

B.	Performance Objective Rating

The Company’s achievement of each Performance Objective will be evaluated by the Company as of the end of the Plan Year, and reviewed and verified by the Company’s external auditors, based on the most accurate, public financial information available at the time of the Company and its ROI Peer Group.

The Company’s determination of performance achievement will be presented to the Committee for its review and approval in February following the end of the Plan Year.

C.	Approval by the Committee of the Total MIP Award Pool

The Committee approves the Total MIP Award Pool based on the Company’s performance achievement against the Performance Objectives described above.

The Committee may determine in its sole discretion to reduce or eliminate the Total MIP Award Pool based upon any objective or subjective criteria it deems appropriate.

The Committee may not increase the Total MIP Award Pool above the calculated amount.

The amount allocated for payment of awards under the Plan and for the CEO Special Award Pool may not exceed the Total MIP Award Pool.

VII.	Award Recommendations

A.	Recommendations

In February following the end of the Plan Year, the CEO (in consultation with the Senior Vice President, Human Resources and Communications) will recommend to the Committee the individual MIP awards for Participants who are senior vice presidents of the Company and above (other than the CEO), and an aggregate award amount for all other Participants.

The Committee will recommend to the independent members of the Board the amount of the MIP award for the CEO and any other employee-director.

B.	Payout of Awards – General

Participants each have a Target Award expressed as a percentage of the midpoint of a defined salary range based on position level as set forth on the attached Appendix B.

A Participant’s Calculated Award is equal to the Participant’s Target Award multiplied by the Company’s actual performance percentage achieved as reduced by the percentage designated for the CEO Special Award Pool.

A Participant’s Final Award is equal to the Participant’s Calculated Award adjusted by the Participant’s individual performance achievement as determined by his or her manager against pre-established performance objectives. A Participant’s individual award is capped at 185% of his or her Target Award if the Cost of Capital Goal is not achieved, and 215% of his or her Target Award if the Cost of Capital Goal is achieved.

The following is an example of an award payout calculation for a Participant who is not an officer of the Company.

	Weight	Achieve	Payout (COC Not Achieved)	Payout (COC Achieved)
Company Performance (as reduced by CEO Special Award Pool)	100%	90.85%	90.85%	120.85%
				(COC = +30%)

PL15 Target			$16,100	$16,100

Calculated Award			$14,600	$19,500
			(90.85% X $16,100)	(120.85% X $16,100)

Individual Performance			115%	115%

Final Award			$16,800	$22,400
			(115% X $14,600)	(115% X $19,500)

C.	Payout of Awards – Officers and Selected Participants

For officers of the Company (vice presidents and above) and certain members of a senior vice president’s lead team selected by the senior vice president, the individual award is calculated as follows:

•	70% is based on Company performance, and

•	30% is based on individual performance.

The CEO may recommend an award that is higher or lower than the calculated award based on the assessment of the individual’s performance achievement. The Committee, in its sole discretion, may approve, revise or disapprove any recommended award to a senior vice president of the Company or above. Any award payable to the CEO or any other employee-director will be subject to approval by the independent members of the Board of Directors of the Company. A Participant’s individual award is capped at 185% of his or her Target Award if the Cost of Capital Goal is not achieved, and 215% of his or her Target Award if the Cost of Capital Goal is achieved.

The following is an example of an award payout calculation for a Participant who is an officer of the Company (vice presidents and above) or other designated member of a senior vice president’s lead team, whose award may be adjusted based on the CEO’s assessment of the Participant’s individual performance achievement.

	Weight	Achieve	Payout	Payout
			(COC Not Achieved)	(COC Achieved)
Company Performance (as reduced by CEO Special Award Pool)	100%	90.85%	90.85%	120.85%
				(COC = +30%)

Financial Score
Financial Performance Factor			70%	70%

PL28 Target			$154,700	$154,700

Financial Score Award			$98,400	$130,900
			(90.85% X 70% X	(120.85% X 70% X
			$154,700)	$154,700)

Officer’s Individual Score

Individual Performance Factor			30%	30%

PL28 Target			$154,700	$154,700

Subtotal			$42,200	$56,100
			(90.85% X 30% X	(120.85% X 30% X
			$154,700)	$154,700)

Individual Achievement			80%	80%

Individual Score Award			$33,800	$44,900
			(80% X $42,200)	(80% X $56,100)

Calculated Award for CEO/SVP Review			$132,200	$175,800
			($98,400 + $33,800)	($130,900 + $44,900)

D.	Impact of Temporary Layoff for Salaried Employees

The MIP award of a Participant who is involuntarily, temporarily laid off by the Company will be determined as follows:

•

Layoff of three months or less followed by return to active employment for Company: The Participant will be eligible for his or her Calculated Award payable under the terms of the Plan. The Calculated Award will not be reduced for the period of temporary layoff.

•

Layoff of three months or less followed by termination of employment: The Participant will be eligible for his or her Calculated Award payable under the terms of the Plan. The Participant’s eligibility for an award will be determined under Section VII(E) and (F). The award payable, if any, will not be reduced for the period of temporary layoff.

E.	Cancellation of Award Upon Certain Events Prior to Payout

An award not yet paid will cancel as of the Participant’s termination of employment date in the following events that occur prior to actual payment:

•	Voluntary resignation before retirement eligibility

•	Termination for Cause

•	Violation of a Non-Compete, Non-Solicitation or Confidentiality Agreement, as applicable

•

Failure by any participant in the Company’s Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”) to submit notice of retirement one year in advance of the effective date of his or her retirement, except in the event of death, Disability or waiver by the Management Development and Compensation Committee

•

Misconduct. The determination of whether a Participant has engaged in Misconduct shall be made by the Senior Vice President, Human Resources and Communications, or by the Management Development and Compensation Committee for Senior Vice Presidents and above, or by the Board of Directors for a determination with regard to the Chief Executive Officer.

Note: Awards will be cancelled in the situations listed above even if time and performance have been met but the award has not yet been paid at the time of termination. Any dispute as to whether any of the events described in this paragraph have occurred will be resolved by the Committee in its sole discretion in accordance with Section IV.

F.	Proration Upon Certain Events

An award not yet paid will be prorated based upon the number of months of employment during the Plan Year and paid as follows. Awards paid at target during the Plan Year are not paid from the Total MIP Award Pool, but rather are charged to the appropriate cost center.

TERMINATION SCENARIO	DATE OF TERMINATION	AMOUNT TO BE PAID	TIME OF PAYMENT
DURING PLAN YEAR
• Death • Disability • Approved Leave of Absence • Severance*	1/1 through 12/31	Pro rata Target Award	At termination or as soon as practical

• Retirement eligible (including early retirement)	1/1 through 11/30	Pro rata Target Award	At termination or as soon as practical
	Month of December	Full Calculated Award	At time of normal MIP payout
AFTER PLAN YEAR BUT BEFORE MIP PAYOUT
• Death • Disability	1/1 (following year) through MIP	Full prior year Calculated Award	Calculated Award is paid at time of normal
• Approved Leave of Absence • Severance* • Retirement eligible (including early retirement)	payout date	AND Pro rata Target Award for year of termination	MIP payout AND Pro-rata Target Award is paid at termination or as soon as practical

*	NOTE: the above may not apply in the event the Participant does not sign a Severance Agreement.

VIII.	Allocation of MIP Award Pool among Business Units and Corporate Staff Organizations

Each Business Unit and Corporate Staff Organization is allocated a portion of the Total MIP Award Pool as reduced by the CEO Special Award Pool based on the Company’s performance achievement of the Performance Objectives, however, such allocations may be further adjusted by the CEO based upon any objective or subjective criteria the CEO deems appropriate.

IX.	Payment of Awards

A.	Type of Payment

MIP awards are paid in cash unless deferred by the Participant. Alternatively, the Committee may, in its sole discretion, authorize payment of all or a portion of earned MIP awards to all or certain groups of Participants under the Company’s 2009 Incentive Compensation Plan in shares of Company stock.

B.	Time of Payment

Awards may be paid in up to two equal installments, as determined by the Committee. Each such installment will be deemed to be a separate payment for purposes of Section 409A of the Internal Revenue Code and Treas. Reg. §1.409A-2(b)(2)(iii). In the event an award is paid in one installment, it will be made no later than March 15 following the Plan Year. In the event an award is paid in more than one installment, the first such payment will be made no later than March 15 following the Plan Year and the second such payment will be made no later than December 31 following the Plan Year. In no event will an award or any portion thereof be paid in the current Plan Year.

C.	Payment to Beneficiaries

If a Participant dies prior to receipt of an approved award under the Plan, the award will be paid in accordance with the chart under Section VII(F) in a lump sum to the Participant’s estate as soon as practicable but in no event later than 90 days after the date of death.

D.	Deferral of Payment

Any Participant who is eligible for and has elected to participate in the Company’s Deferred Compensation Savings Plan (“DCSP”) may elect to defer payment, not to exceed 85%, of any award under this Plan by filing an irrevocable MIP Deferral Election by the last business day in December of the year prior to the year in which such award would be earned. Awards or portions elected to be deferred will be credited with investment earnings or losses in accordance with provisions of, and the Participant’s elections under, the DCSP. MIP awards that are deferred will be paid in accordance with the payment terms of the DCSP.

X.	Recoupment or Forfeiture of Awards

If the Company reasonably believes that a Participant has committed an act of Misconduct either during employment or within 90 days after such employment terminates, the Company may terminate the Participant’s participation in the Plan or seek recoupment of an Award paid under this Plan. Recoupment may be effectuated by a notice of recapture (“Recapture Notice”) sent to such Participant within the 90-day period following the termination of employment. The Participant will be required to deliver to the Company an amount in cash equal to the gross cash payment of the Award to which such Recapture Notice relates within 30 days after receiving such Recapture Notice from the Company.

The Company has sole and absolute discretion to take action or not to take action pursuant to this Section X upon discovery of Misconduct, and its determination not to take action in any particular instance does not in any way limit its authority to terminate the participation of a Participant in the Plan and/or send a Recapture Notice in any other instance.

If any provision of this Section X is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

XI.	Impact of Restatement of Financial Statements Upon Previous Awards.

If any of the Company’s financial statements are required to be restated, resulting from errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any such Award made to any, all or any class of Participants with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from any Participant shall be the amount by which the affected Award(s) exceeded the amount that would have been payable to such Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the Committee shall determine. The Committee may determine to recover different amounts from different Participants or different classes of Participants on such bases as it shall deem appropriate. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing.

XII.	Modification, Suspension or Termination of Plan

The Committee may at any time suspend, terminate, modify or amend any or all of the provisions of this Plan.

XIII.	Governing Law

The Plan is governed by the laws of the State of New York.

XIV.	Tax Withholding

The Company has the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have under law to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

XV.	Section 409A

The Plan is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be limited, construed and interpreted in accordance with such intent.

XVI.	Non-Transferability of Award

No award under this Plan, and no rights or interests therein, will be assignable or transferable by a Participant (or legal representative).

XVII.	Effective Date

This Plan is effective as of January 1, 2009 and continues until terminated, suspended, modified, or amended by the Committee.

Appendix A

2009 ROI Peer Group

•	Domtar

•	MeadWestvaco

•	M-Real

•	Mondi

•	Packaging Corporation of America

•	Smurfit Kappa

•	Smurfit Stone

•	Stora Enso

•	Temple-Inland

•	UPM-Kymmene

Appendix B

Management Incentive Plan (MIP)

2009 Target Awards

Position Level	Target Award (% of Midpoint)
43	125%
42	90%
41	85%
40	85%
39	80%
38	80%
37	75%
36	75%
35	70%
34	70%
33	65%
32	65%
31	60%
30	55%
29	50%
28	50%
27	45%
26	45%
25	40%
24	40%
23	35%
22	30%
21	30%
20	25%
19	25%
18	20%
17	20%
16	20%
15	15%
14	15%